UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2016

EPIRUS BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51171	04-3514457
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

699 Boylston Street

Eighth Floor

Boston, MA 02116

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (617) 600-3497

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement and Item 1.02.  Termination of a Material Definitive Agreement.

On July 15, 2016, EPIRUS Biopharmaceuticals, Inc. (the “Company”) (through its Swiss subsidiary) entered into a Settlement Satisfaction Amendment (the “Livzon Satisfaction Amendment”) with Livzon Mabpharm Inc. (“Livzon”) relating to the conveyance of certain of the Company’s rights related to its BOW070 (tocilizumab) biosimilar product, which was being developed with Livzon under the BOW070 Collaboration Compound Agreement between the Company and Livzon, dated as of September 24, 2015 and the Exclusive License and Collaboration Agreement between the Company and Livzon dated as of September 24, 2014 (collectively, the “Livzon Agreements”). Pursuant to the terms of the Livzon Satisfaction Amendment, the Company sublicensed to Livzon exclusive rights in certain territories with respect to the Company’s BOW070 technology. The Company also assigned to Livzon its rights, title and interest to all BOW070 cell-line clones and development reports and related materials.  In consideration for these rights, the parties have agreed to terminate the Livzon Agreements, and Livzon has released the Company from the obligation to make any further payments thereunder.

On July 18, 2016, the Company (through its Swiss subsidiary) entered into a Settlement Satisfaction Agreement (the “Reliance Satisfaction Agreement”) with Reliance Life Sciences Pvt. Ltd. (“Reliance”) relating to the Company’s conveyance to Reliance of its rights, title, interest and obligations in each of the following agreements: (i) the BOW015 License Agreement between the Company and Sun Pharmaceuticals Ltd. (“Sun Pharma”) dated as of January 3, 2014 (as amended, the “Sun-Epirus License Agreement”), and the Supply Agreement between the Company and Sun Pharma, dated September 5, 2014; and (ii) the GPEx® Cell Line Sale Agreement between the Company (as assignee from Moksha8 Pharmaceuticals, Inc.) and Catalent Pharma Solutions, LLC, dated January 1, 2009, for all rights and obligations to BOW015 (infliximab) cell banks created and held by Catalent to express the Infimab® product sold by Sun Pharma. Additionally, pursuant to the terms of the Reliance Satisfaction Agreement, the Company will transfer to Reliance certain clinical trial data for use outside of India for BOW015 infliximab and will transfer the BOW015 IND license relating to certain infliximab proteins, which was filed with the Indian regulatory authorities under the name of Reliance on behalf of the Company, together with BOW015 regulatory filings made in Indonesia and Thailand in the name of Zuellig Pharma Limited. In consideration for these rights, Reliance has released the Company from the obligation to make any further payments under that certain Settlement Agreement dated as of April 22, 2015, as amended.

The Company has received a termination notice from BTIG, LLC (“BTIG”), effective July 13, 2016, relating to the At-the-Market Sales Agreement with BTIG, dated as of February 29, 2016, pursuant to which the Company had the ability to sell at its option from time to time up to an aggregate of $30 million in shares of the Company’s common stock, $0.001 par value per share, through BTIG, as sales agent.

Item 1.03. Bankruptcy or Receivership.

On July 25, 2016, the Company filed a voluntary petition for relief under the provisions of Chapter 7 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Code”) in the United States Bankruptcy Court for the District of Massachusetts (the “Bankruptcy Court”). As a result of this filing, a Chapter 7 trustee will be appointed by the Bankruptcy Court and will assume control of the Company. The assets of the Company will be liquidated and claims paid in accordance with the Code.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

In connection with the bankruptcy filing, the Chapter 7 trustee will assume control over the assets and liabilities of the Company. Accordingly, on July 25, 2016, all of the Company’s directors have resigned from their positions as directors of the Company. As of such date, the directors of the Company were Mark H.N. Corrigan, M.D., J. Kevin Buchi, Daotian Fu, Ph.D., Geoffrey Duyk, M.D., Ph.D., William Hunter, M.D., Julie McHugh and Scott Rocklage, Ph.D. who also concurrently resigned from his position as the Company’s Chief Executive Officer.

Item 8.01. Other Events.

In connection with the bankruptcy filing, the Company’s Board of Directors terminated the employment of the Company’s remaining employees, effective as of July 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 25, 2016	EPIRUS BIOPHARMACEUTICALS, INC.

	By:	/s/ Scott Rocklage
	Name:	Scott Rocklage
	Title:	Chief Executive Officer